Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708-483-1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2010 Results

HIGHLIGHTS

•	Adjusted earnings per share increased 43.9% from last year
•	Net sales increased 11.7%
•	Gross margins increased 218 basis points
•	Adjusted earnings per share guidance raised to $2.65 - $2.70

Westchester, IL, May 6, 2010 -- TreeHouse Foods, Inc. (NYSE: THS) today reported a substantial increase in first quarter earnings compared to last year driven by excellent performance in its North American Retail Grocery business and the partial quarter benefit of the Sturm Foods acquisition.  Earnings for the quarter were $0.47 per fully diluted share compared to $0.39 per fully diluted share reported for the first quarter of last year.  On an adjusted basis, as described below, fully-diluted earnings per share improved 43.9% to $0.59 compared to $0.41 last year.  Improved operating results from all segments and the benefit of the Sturm Foods acquisition for one month contributed to the improvement.

The reported results for the first quarter included unusual items, primarily related to the acquisition of Sturm Foods, which affected year over year comparisons.  The Company reported non-recurring acquisition costs of $0.17 per share in the first quarter of 2010 primarily related to advisor fees, financing fees and cost of sales adjustments relating to the revaluation of acquired inventories.  In addition, the Company realized a one time, non-cash gain through the settlement of certain post retirement benefit obligations by transferring those liabilities to a union sponsored multiemployer plan, resulting in a reversal of previously expensed benefit costs.  Lastly, the Company recognized non-cash adjustments to reflect mark to market adjustments on an intercompany loan and interest rate swap agreement.  For the first quarter last year the Company had two adjustments to reflect plant closing costs and a similar adjustment to the intercompany loan with E.D. Smith. Excluding these items results in adjusted earnings per share on a fully diluted basis of $0.59 in 2010 compared to $0.41 in 2009.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended
	March 31
	2010	2009
	(unaudited)

Diluted EPS as reported	$0.47	$0.39
Acquisition costs	0.17	-
Gain on settlement of post retirement benefits	(0.05)	-
Mark to market gain on interest rate swap	(0.01)	-
Plant closing costs	-	0.01
Loss on intercompany note translation	0.01	0.01

Adjusted diluted EPS	$0.59	$0.41

Commenting on the results, Sam K. Reed, Chairman and CEO, said, “We believe our strong first quarter results are not only reflective of the overall strength of the private label market, but also support our belief that private label will continue to grow twice as fast as brands, as it has for the last two decades.  Additionally, we are very pleased to have closed the large and strategic Sturm Foods acquisition, while at the same time maintaining a high degree of focus on our core operating performance.  We delivered excellent volume growth in all three of our operating segments and continued our focus on supply chain efficiencies, both of which boosted our earnings considerably over last year.”

Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) increased 40.0% to $56.0 million in the quarter compared to $40.0 million in the same period last year.  The increase is the result of additional earnings from Sturm Foods combined with margin improvement in the legacy businesses.

Net sales for the first quarter totaled $397.1 million compared to $355.4 million last year.  Sales for the North American Retail Grocery segment increased 13.5% (4.3% excluding the Sturm Foods acquisition) as sales of private label foods continued to show growth as both consumers and retailers maintain their emphasis on value products.   The Food Away From Home segment also saw strong growth, with sales increasing by 10.0% over last year (8.1% excluding the Sturm Foods acquisition) while the Industrial and Export segment also showed growth of 6.8% (4.6% excluding the Sturm Foods acquisition).  Gross margins improved in all segments as the Company continues to focus on supply chain efficiencies in this period of relatively benign input cost inflation.

Selling and distribution expenses increased in the period primarily due to the acquisition of Sturm Foods.  Overall, selling and distribution expenses were 6.8% of net sales in the quarter compared to 7.3% in last year’s quarter due to improved efficiencies in the Company’s outbound freight.  General and administrative expenses were $28.5 million for the quarter, but included non-recurring acquisition expenses of $6.5 million related to the Sturm Foods acquisition.  These one-time expenses are required to be expensed as incurred rather than included as a cost of the acquisition.  Excluding these expenses, general and administrative expenses would have been $22.0 million, an increase of 39.5%.  The increase was due primarily to incremental administrative expenses associated with the ongoing operations of Sturm Foods.

Interest expense in the quarter was $6.8 million compared to $4.5 million last year due to higher debt levels associated with the Sturm Foods acquisition, along with higher average interest rates associated with the Company’s recent public bond issue.  Income tax expense increased in the quarter to $8.3 million due to higher levels of income.  The Company’s first quarter effective income tax rate was 33.7% compared to last year’s first quarter rate of 37.0%.  Last year’s quarter included a foreign exchange tax charge that was not incurred in the current quarter.  Further, this year’s first quarter effective tax rate was lower than the forecast as a result of lower than planned non-deductible transaction costs associated with the Sturm Foods acquisition, and an additional tax adjustment resulting from the finalization of the 2007 tax return audit.

Net income for the quarter totaled $16.3 million compared to $12.7 million last year.  Fully-diluted shares outstanding increased to 34.6 million as a result of the Company’s first quarter secondary stock offering of approximately 2.7 million shares that raised approximately $111 million in new capital (net of expenses) to partially fund the Sturm Foods acquisition.  Earnings per fully diluted share for the quarter were $0.47 per share compared to $0.39 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the first quarter of 2010 would have been $0.59, compared to last year’s first quarter adjusted earnings per share of $0.41.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamer, salsa, hot cereal, powdered drinks, aseptic products and baby food.

2.	Food Away From Home – This segment sells to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  These customers either repackage it into single serve packages for the food service industry or use it as an ingredient in other food service applications.  Export sales are primarily to industrial customers.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the Company’s business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the first quarter increased by 13.5% (4.3% excluding Sturm Foods) to $261.8 million from $230.7 million during the same quarter last year primarily due to higher unit sales.  Unit sales in the Retail channel increased 2.8% before acquisitions.  In addition, excluding branded infant feeding sales that are being de-emphasized, unit sales were up 4.1% compared to last year.  Sales of pickles, salad dressing, and salsa showed strong year over year unit sales increases, while year over year soup volume decreased.  Retail segment sales growth was positively affected by the early Easter holiday this year.  Still, the Company is encouraged by market data that indicates private label share of sales is growing in most of its food categories.  Direct operating income improved to 16.1% from 14.9% last year as nearly all product categories improved without the benefit of price increases.

Food Away From Home segment sales increased 10.0% from last year to $73.4 million as higher unit volumes due to new product introductions, higher pricing and the addition of Sturm Foods overcame the overall decline in the food away from home market.  The resulting direct operating income improved to $9.5 million from $7.0 million last year.

Industrial and Export segment sales increased 6.8% primarily driven by volume growth of 5.5% on the strength of powder, soup and salad dressings and the addition of Sturm Foods, offset by reduced pricing. Direct operating income was $11.7 million compared to $6.7 million from last year as the Company’s input costs and pricing rebalanced to a normalized rate.

OUTLOOK FOR 2010

Commenting on the outlook for 2010, Sam K. Reed said, “We are off to a great start to the year, and are encouraged by the opportunities that Sturm Foods presents to us as we look to expand the distribution of powdered soft drinks and hot cereal.  We are seeing that input costs are slowly starting to rise, but believe that those increases will be manageable this year.  Given the strength we are seeing across the board in our operating segments, we are raising our previously issued guidance of $2.62 to $2.66 in adjusted earnings per share for 2010 to $2.65 to $2.70.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by the Company’s management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported income from continuing operations for the three month periods ended March 31, 2010 and 2009 calculated according to GAAP and Adjusted EBITDA is attached.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; sugar free drink mixes and sticks, instant oatmeal and hot cereals, salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2009 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2010	2009
	(unaudited)

Net sales	$397,124	$355,396
Cost of sales	308,346	283,685
Gross profit	88,778	71,711
Operating expenses:
Selling and distribution	26,796	25,781
General and administrative	28,478	15,773
Other operating expense, net	(2,261)	242
Amortization expense	4,447	3,258
Total operating expenses	57,460	45,054
Operating income	31,318	26,657
Other (income) expense:
Interest expense	6,827	4,498
Interest income	-	-
Loss on currency exchange	100	2,060
Other, net	(213)	(112)
Total other expense	6,714	6,446
Income before income taxes	24,604	20,211
Income taxes	8,285	7,479
Net income	$16,319	$12,732

Weighted average common shares:
Basic	33,553	31,547
Diluted	34,614	32,343

Net earnings per common share:
Basic	$0.49	$0.40
Diluted	$0.47	$0.39

Supplemental Information:
Depreciation and Amortization	$14,117	$11,448
Stock-based compensation expense, before tax	$3,354	$2,900

Segment Information:
North American Retail Grocery
Net Sales	$261,800	$230,682
Direct Operating Income	$42,122	$34,305
Direct Operating Income Percent	16.1%	14.9%

Food Away From Home
Net Sales	$73,427	$66,753
Direct Operating Income	$9,461	$7,006
Direct Operating Income Percent	12.9%	10.5%

Industrial and Export
Net Sales	$61,897	$57,961
Direct Operating Income	$11,662	$6,680
Direct Operating Income Percent	18.8%	11.5%

The following table reconciles the Company’s net income to adjusted EBITDA for the three months ended March 31, 2010 and 2009:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended
	March 31
	2010	2009
	(unaudited)

Net income as reported	$16,319	$12,732
Interest expense	6,827	4,498
Income taxes	8,285	7,479
Depreciation and amortization	14,117	11,448
Stock-based compmensation expense	3,354	2,900
Acquisition costs	9,277	-
Loss on intercompany note translation	764	732
Interest rate swap mark to market	(691)	(28)
Curtailment of post retirement benefits	(2,357)	-
Net plant shut-down costs and asset sales of closed facilities	138	280

Adjusted EBITDA	$56,033	$40,041